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                                                                 EXHIBIT (99)(a)


     DEARBORN, Mich., December 6, 1999 -- CMS Energy Corporation (NYSE:CMS) announced today that its utility subsidiary, Consumers Energy, has reached agreement with a broad coalition of Michigan industrial and commercial customers, other utilities and independent power producers to support specific legislation on electric restructuring in Michigan.

     The legislation provides for customer choice of power supplies by January 2002 and ensures full recovery of stranded costs by utilities. It also provides for a three-year rate freeze for all customers of the utility who choose to remain with the utility as their electric supplier. As a result of Consumers Energy's agreement with its customers on the legislation, ABATE (a coalition of Michigan industrial and commercial customers) and Consumers Energy today filed a request that the Michigan Public Service Commission (MPSC) suspend an ABATE electric rate complaint proceeding at the MPSC pending the enactment of the proposed legislation which is expected to be considered during the first quarter of next year.

     The joint press release of the Michigan Chamber of Commerce and the Michigan Manufacturers Association announcing the broad support for this legislation is attached.

     CMS Energy Corporation has annual sales of about $6 billion and assets of about $14 billion throughout the U.S. and in 22 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; oil and gas exploration and production; and energy marketing, services and trading.

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For more information on CMS Energy, please visit our website at:
www.cmsenergy.com/